Exhibit 10.7

EMPLOYMENT AGREEMENT

by and between

CONTRAFECT CORPORATION

and

Michael Wittekind, Ph.D.

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the latest date set forth on the signature pages hereto, by and between ContraFect Corporation, a Delaware corporation (“Employer”) and Michael Wittekind, a resident of Washington State (“Employee”).

WHEREAS, Employer is a biotech company engaged in the business of developing products for approval and sale;

WHEREAS, Employee is a research scientist with knowledge and experience in the area of developing products in the biotech field for approval and sale;

WHEREAS, Employer believes that the future services of Employee will be of substantial benefit to Employer and desires to assure itself of the continued availability of such services; and

WHEREAS, Employee desires to accept employment with Employer on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, for and in consideration of the premises above and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Duties of Employee.

(a) Employer hereby employs Employee to serve Employer in the capacity of Senior Vice President of Research reporting to Employer’s Chief Executive Officer. Subject to the CEO’s direction, Employee shall direct the Research Program of the Company, prepare plans for the Company’s research activities and shall be a member of the Company’s Executive Committee. Employer shall have the power to determine the precise duties of Employee as they may change over time and as Employer’s needs shall warrant. Employee agrees to devote Employee’s full working time, attention, ability, skill and energies to the performance of Employee’s duties hereunder. Employee shall provide professional services on behalf of Employer in a manner and to an extent consistent with that established by Employer. Employee shall work at all locations/offices of Employer as requested by Employer, and upon Employer’s request shall travel as needed to carry out his duties. Employee shall not provide like services for any other entity or person, whether for compensation or not, except as an employee of Employer. Six (6) months following the Employee’s Commencement Date (see below) and after consultation with the Board, the Company shall decide whether to give Employee the title of Chief Scientific Officer.

(b) Employee shall comply with all bylaws, policies, procedures, standards and regulations of Employer now or hereafter promulgated. Employee shall participate in such continuing education as may be required under applicable ethical or licensing standards, laws, rules and regulations applying to Employee’s profession or as may otherwise be required by Employer. Employee shall obtain and maintain all required licenses, credentials, approvals or other certifications to perform Employee’s duties and services hereunder.

(c) As of the commencement of his employment, Employee represents that he will not and does not have any financial interests or compensation arrangements of Employee (other than this Employment Agreement) in any Biotech Venture (Biotech Venture shall mean and include without limitation, any entity or person that develops or sells, researches, or licenses scientific information or products for the therapy of human diseases, such financial interests and compensation arrangements hereinafter collectively referred to as “Arrangements”).

Employee shall not enter into any Arrangements with any Biotech Venture without the prior written consent of Employer.

2. Hours and Place of Employment. Employee is expected to maintain a regular work week as assigned by the Employer for employees at his level performing such duties. Employee shall be assigned to work at Employer’s headquarters location in Yonkers, New York.

3. Term of Employment. The initial term of employment (the “Initial Term”) of Employee’s employment by Employer under this Agreement shall commence on March 12, 2012 (the “Commencement Date”) and shall end three (3) years thereafter, unless earlier terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the Initial Term or any renewal term by giving the other party notice of such election at least ninety (90) days before the expiration of the Initial Term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term and so on from year to year. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time for any reason or no reason upon thirty (30) days’ prior written notice. In the event that Employer or Employee gives notice to terminate pursuant to the foregoing sentence, Employer may elect to have Employee cease working immediately so long as Employer continues to pay Employee his base salary in accordance with the provisions of Section (4)(a) hereof for the entire thirty (30) day notice period. In the event Employer elects to have Employee immediately cease working during the thirty (30) days notice period as provided in the foregoing sentence and Employee finds alternative employment that is not in violation of any provision herein, Employee may accept and engage in the alternative employment and upon Employee’s first date of employment with the alternative employer, Employer shall terminate the payment of Employee’s base salary during the thirty (30) day notice period as provided in subsection 4(a). In the event that Employee is terminated by Employer without cause or Employee terminates the agreement for Good Reason (subsection 7d), then in such event Employee shall be given a severance payment in the amount that is equal to twelve (12) months of his then base salary provided that Employee first signs a Severance and Release Agreement in a form prescribed by Employer. The aforesaid severance payment shall be paid over twelve (12) months and shall be subject to mitigation by Employee.

4. Compensation of Employee.

(a) As compensation for all services to be performed by Employee from and after the Commencement Date, Employer agrees to pay to Employee a base salary of Two Hundred Forty Thousand Dollars ($240,000.00) per annum. All such payments shall be prorated for any partial month or year and shall be payable in accordance with Employer’s customary payroll practices for Employees. Federal income taxes, social security taxes and other customary employee payroll deductions shall be deducted from all amounts paid to Employee as compensation under this Employment Agreement. Employer will review Employee’s performance annually and discuss the review with Employee. Employee’s base salary may subsequently be increased as a result of such performance review.

(b) Effective as of the Commencement Date Employer shall give Employee stock options for One Hundred Forty Thousand (140,000) shares of common stock of the Company under its stock option plan (attached hereto as Exhibit 4(b) and incorporated herein by this reference) which will provide, among other things, for vesting in annual increments, at a $1.65 per share strike price, over three years (48,000 shares at the end of the first year, 48,000 shares at the end of the second year, and 48,000 shares at the end of the third year. Such options shall have a duration of 10 years. The stock option plan provides, inter alia, that unvested options shall be forfeited in the event that Employee is no longer an employee as of the vesting date. Stock Options are controlled by the Employer’s Equity Incentive Plan, a copy of which is attached, hereto. Vesting upon a Change in Control is covered therein. The 2008 Equity Incentive Plan provides that “As of the effective time and date of any Change in Control, … any then outstanding Awards (whether or not vested) will accelerate and become fully exercisable and fully vested. The Plan’s terms may be amended or modified as provided therein.

(c) Employee shall be entitled to participate in such fringe benefit programs as Employer may offer to its senior employees generally, including payment of medical and dental premiums for Employee, Employee’s spouse and the children of Employee ages 26 and younger. The Employer’s current health insurance plan is with Oxford and also includes optical and dental coverage. Employer reserves the right, subject to decisions of its Board of Directors, to amend, decrease or discontinue any benefit program at any time without advance notice to or consent of the Employee, consistent with the manner in which Employer changes the benefit programs for other similarly situated employees of Employer.

(d) Within thirty (30) days of commencing employment Employer will give Employee a signing bonus of twenty thousand dollars ($20,000) less taxable withholdings. The signing bonus shall be repaid to Employer by Employee if Employee ceases to be an employee of Employer within six (6) months of the commencement of his employment.

(e) Employee shall be entitled to reimbursement of all reasonable expenses, not to exceed Fifty Thousand Dollars ($50,000), related to the relocation of Employee and his family to the New York City metropolitan area. Such reimbursement shall either be direct billed to the Company or the Employee may be reimbursed by the Company upon presentation of receipts satisfactory to Employer for expenses actually incurred in connection with the foregoing. The expenses paid by Employer shall be repaid to Employer by Employee if Employee ceases to be an employee of Employer within six (6) months of the commencement of his employment.

5. Absences and Vacation. In each calendar year of Employee’s employment Employee shall have off as paid vacation the Christmas/New Year’s break starting with December 24 as the first day off and ending on January 1 of the following year (the “Winter Vacation”). In addition, in each calendar year of Employee’s employment Employee shall be entitled to take fourteen (14) days off as paid vacation on dates that are subject to the approval of Employer and are not within one (1) month of the Winter Vacation. Employee shall be entitled to five (5) paid sick days and two personal days in each year of Employee’s employment. Except as to sick days, vacation time off shall be taken at a time reasonably convenient to Employer. In the event Employee’s employment terminates prior to the end of the term hereof, such entitlement shall be prorated. Any unused time off at the end of any annual term of this Agreement shall not entitle Employee to payment therefor and may not be carried forward into any subsequent period of employment. All vacation and sick time shall be prorated if Employee’s employment shall start or end during a calendar year.

6. Expenses. In addition to the compensation payable to Employee under Section 4, Employer agrees to reimburse Employee for approved expenses reasonably incurred during the course of Employee’s employment. Such reimbursement shall be made upon presentation of receipts satisfactory to Employer for expenses actually incurred in connection with the foregoing.

7. Termination Other Than For Cause.

(a) In the event of Employee’s death, Employee’s employment shall terminate immediately and Employee’s estate shall be paid Employee’s base salary and accrued bonus, if any, through the date on which such death occurred.

(b) If Employee after working for six (6) months for Employer becomes unable to perform the essential functions of Employee’s duties (with reasonable accommodation, if requested) due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause, Employer will continue the payment of Employee’s base salary pursuant to Section 4(a) for a period of three (3) months, or until the Employee is able to return to work, whichever is shorter. The first days of said salary continuation shall be charged against any of Employee’s accrued and unused vacation time, sick time and personal days. Thereafter, Employer shall have no obligation for the payment of Employee’s base salary pursuant to Section 4(a) to Employee during the continuance of such disability or incapacity. Any disability payments that are paid to Employee from Employer provided disability insurance shall be applied as an offset against Employer’s salary continuation under this subsection 7(b). Notwithstanding anything to the contrary contained herein, Employee shall not be entitled to receive base salary pursuant to this subsection 7(b) for more than three (3) months in any consecutive twelve (12) month period. At such time as the Family and Medical Leave Act shall apply to Employer, if ever, Employee shall have such rights as are provided for thereunder.

(c) In the event that Employer fails to pay Employee any installment of the base salary owed to Employee under Section 4(a) or (b) when it is due and such non-payment is not cured within fifteen (15) days after Employee shall have notified Employer in writing of such non-payment, then Employee, provided that Employee is not in default with respect to any of Employee’s obligations under this Agreement, shall have the option to terminate Employee’s employment under this Agreement immediately upon Employee giving written notice of such termination to Employer.

(d) Employee may terminate Employee’s employment, hereunder for Good Reason effective, upon written notice to the Employer. “Good Reason” shall mean:

(i) In the event that Employer institutes a significant and material adverse change in the duties, responsibilities, title, or compensation (reduction) of the Employee without his consent; or

(ii) a material breach by Company of this Agreement that adversely affects Employee, which is not cured by the Company within fifteen (15) days of receipt of written notice from the Employee fully describing the alleged breach.

8. Termination for Cause.

(a) Employee’s employment under this Agreement shall be deemed to be terminated upon the occurrence of any of the following, at Employer’s election, immediately upon Employer giving written notice of such termination to Employee:

(i) Employee’s conviction of any felony or a crime involving moral turpitude.

(ii) Employee’s failure or refusal to follow, in any material respect, the instructions of Employer or the bylaws, policies, standards or regulations of Employer, which from time to time may be established or changed.

(iii) Employee’s continued failure or refusal to faithfully and diligently perform, in any material respect, the usual and customary duties of Employee’s employment hereunder.

(iv) Employee’s conduct is unprofessional, unethical, immoral or fraudulent.

(v) Employee’s conduct is detrimental to the reputation, character or standing of Employer.

(vi) Unlawful use by Employee of narcotics or other controlled substances, or use of alcohol or other drugs in a manner Employer reasonably determines interferes with the performance of the essential functions of Employee’s duties hereunder.

(vii) Employee’s failure or refusal to behave in a reasonably courteous, respectful and helpful manner toward third parties or co-workers.

(viii) With respect to sections (ii) and (iii) of this Section 8(a) the written notice shall give Employee thirty (30) days to cure his performance deficiencies.

(ix) With respect to unprofessional conduct as referenced in section (iv), conduct that is detrimental to the reputation, character or standing of Employer as referenced in section (v), or Employee’s failure or refusal to behave in a reasonably courteous, respectful and helpful manner toward third parties or co-workers as referenced in section (vii), of this Section 8(a), Employer shall, if Employer reasonably determines that such infraction is subject to cure, give Employee a written notice of his infraction and shall give Employee fifteen (15) days to cure his performance deficiencies.

9. Proprietary and Confidential Information.

(a) Confidential Information. Employee acknowledges that, during the course of his service with Employer, he will have access to Confidential Information and materials not generally known outside Employer. For all purposes of this Agreement, “Confidential Information” means all information and materials (whether conceived or developed by Employee or others), marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to Employer. During the Term of this Agreement, Employee shall not, without the prior consent of Employer, communicate or divulge any Confidential Information or materials to anyone other than Employer and its partners, affiliates, employees, consultants and those designated by it except in the course of carrying out his duties or as required by law. Employee acknowledges that Confidential Information is and shall remain the property of Employer. The confidentiality obligations hereunder shall not apply to Confidential Information which: (i) is, or later becomes, public knowledge other than by breach of this Agreement; or (ii) is in the possession of Employee with the full right to disclose same prior to his receipt of it from Employer; or (iii) is independently received by Employee from a third party, with no restrictions of disclosure. Furthermore, Employee agrees not to use Confidential Information for any purposes other than to perform duties for Employer hereunder. Employee shall also execute Employer’s standard Confidentiality Agreement in the form set forth in Exhibit 9(a) and thereafter in such form as Employer may present to Employee.

(b) Ownership of Patents and Intellectual Property. Employee agrees that any work prepared for Employer from the date of this Agreement until the expiration of his employment with Employer, which is eligible for copyright and patent protection under the laws of the United States or any other country and any proprietary know-how developed by Employee while rendering services for Employer, will vest in Employer. Employee hereby grants, transfers and assigns all right, title and interest in such work and all copyrights and patents in such work and all renewals and extensions thereof to Employer, and agrees to provide all assistance reasonably requested by Employer in the establishment, preservation and enforcement of Employer’s copyright and patents in such work, such assistance to be provided at Employer’s expense but without any additional compensation to Employee if Employee is employed by Employer and for reasonable compensation and subject to his reasonable availability if he is not. If Employer cannot, after reasonable effort, secure Employee’s signature on any documents needed do apply for or prosecute any patent, copyright or other right or protection relating to an invention, whether because of his physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

(c) Litigation. Employee agrees to render assistance and cooperation to Employer at its request regarding any matter, dispute or controversy with which Employer may become involved and of which Employee has useful knowledge, information or expertise. Such services will be without additional compensation if Employee is then employed by Employer and for reasonable compensation and subject to his reasonable availability if he is not. Following his employment, Employee shall not be required to cooperate other than as a fact witness. Employer agrees to pay all expenses reasonably incurred or to be incurred by Employee in connection with his cooperation.

10. Covenants not to Compete.

(a) Non-competition. Employee acknowledges that his duties hereunder and the services he will provide to Employer are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to Employer, and that the knowledge he will learn while working for Employer is such that it will necessarily be valuable to a competitor and almost impossible to keep confidential if Employee were to work for a competitor. Therefore, during the Term and for a period of one year after termination of his service to Employer, Employee will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of, or have any direct investment of more than 5% of the outstanding shares in, any business, person, partnership, association, firm, corporation, or other entity engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business of Employer. For purposes of this Agreement, a business activity is competitive with the business of the Company if it is being done on behalf of, any business, person, partnership, association, firm, corporation, or other entity that owns, develops, sells, researches, or licenses scientific information, or products involving antibodies, lysins and other bacterial products specifically for the treatment of human pathogens. This does not preclude the Employee working for a diversified Biotech company that discovers and develops therapies to address multiple therapeutic areas (such as oncology, inflammation, metabolic disease, neurology, etc…in addition to infectious disease), as long as employee does not directly or indirectly engage in work and projects aimed at addressing infectious disease in ways that would directly compete with the Company during the non-compete period.

(b) Non-diversion. During the Term, and for a period of one year after the date of termination of Employee’s employment with Employer, Employee will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Employer.

(c) Non-recruitment. Employee agrees that Employer has or will invest substantial time and effort in assembling its workforce. Accordingly, Employee agrees that during the Term and for a period of one year after the date of termination of Employee’s employment with Employer Employee will not directly or indirectly (a) hire away any individuals who were employed by, or providing independent contractor services to, Employer during the one-year period prior to the date of termination of Employee’s service with Employer, or (b) directly or indirectly, entice, solicit or seek to induce or influence any such employees, or independent contractors, to leave or curtail their service with Employer or to provide services to others. In addition, Employee agrees that for a period of one year after the date of termination of Employee’s employment with Employer Employee will not directly or indirectly solicit any customer of Employer for the benefit of Employee or any other business venture

11. Remedies.

(a) Employee acknowledges that the restrictions contained in Sections 9 and 10, in view of the nature of the business of Employer, are reasonable and necessary in order to protect the legitimate interests of Employer. Employee acknowledges that any violation of such restrictions would likely result in irreparable injuries to Employer, and Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, Employer shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm and without posting any bond. In addition, Employer shall be entitled to seek damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

(b) If the time, geographic, or other limitations specified in Sections 9 and 10 above should be adjudged to exceed limitations permitted by applicable law in any proceeding, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. If Employee violates any of the restrictions contained in the foregoing Sections 9 and 10, the restrictive period shall be tolled, and shall not run, during the time of any said breach.

(c) In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provision of Section 9 or 10, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including without limitation prevention by means of injunctive relief. The prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and costs.

12. Non-disparagement. Employee and Employer mutually agree that, during the Term and for a period of five years thereafter, neither will directly or indirectly disparage the other.

13. Entire Agreement; Amendments. This Agreement and its attachments constitutes the entire agreement and understanding between Employer and Employee relating to the subject matter hereof, and shall not be amended or changed except by written instrument signed by each of the undersigned parties. There are no prior or contemporaneous oral or written understandings or agreements between the parties regarding Employee’s employment by Employer or any other matter.

14. No Waiver. Neither Employee nor Employer shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Employee or Employer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15. Waiver of Jury Trial. The parties hereto waive any and all rights to a trial by jury with respect to any action arising hereunder.

16. Governing Law, Venue, Interpretation of Language. The parties agree that this Agreement shall be governed by the laws of the State of New York and that venue for an action between the parties that arises out of this Agreement shall be in New York county, State of New York. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

17. Resignation as Officer and Director. In the event that Employee’s employment with Employer is terminated for any reason whatsoever, Employee agrees to immediately resign from any position Employee may hold as an officer or director of, or on behalf of, Employer.

18. Limitation on Authority. Without the express written consent of Employer, the Employee shall have no apparent or implied authority to:

(a) pledge the credit of Employer or any of its employees;

(b) bind the Employer under any contract, agreement, note, mortgage or otherwise; or

(c) sell, mortgage, transfer or otherwise dispose of any assets of Employer.

19. Notices. Any notices under this Agreement shall be given in writing in person or by registered or certified U.S. mail, postage prepaid, return receipt requested, or by facsimile with confirmation, to the parties at their respective addresses set forth below, and such notices shall be deemed given when received or three (3) days after placed in the mail in the manner provided above. Either party may change such party’s address for notice by giving notice as provided herein.

(a)	If to Employer:	With a copy to:

(b)	If to Employee:

20. Prior Agreements. Employee represents to Employer that (a) there are no restrictions, agreements or understandings to which Employee is a party that would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, (b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound, (c) Employee is free and able to execute this Agreement and to enter into employment by Employer, and (d) Employee shall not divulge to Employer any trade secrets or proprietary information that belongs to any other person or entity.

21. No Assignment. This Agreement and the rights and obligations of both parties hereunder are personal in nature, and shall not be assignable by either party hereto, except by operation of law. Notwithstanding the foregoing, Employer may assign some or all of its rights hereunder to a successor in interest.

22. Headings. Headings used in this Agreement are solely for the convenience of the parties and shall be given no effect in the construction or interpretation of this Agreement.

23. Miscellaneous.

(a) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(b) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(c) Survival. Any provisions of this Agreement which, by their terms, are intended to survive the expiration or termination of this Agreement, including but not limited to the restrictive covenant and the provisions relating to non-solicitation, confidentiality, and both parties agree to forever waive any claim or defense, at law or in equity, asserting that such provision(s) terminated or otherwise became unenforceable as a result of the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and year set forth below.

CONTRAFECT CORPORATION

By:	/s/ Robert Nowinski
Robert Nowinski, CEO
Dated:	March 6, 2012

/s/ Michael Wittekind
Michael Wittekind, Ph.D.
Dated:	February 29, 2012

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